Exhibit 99.1

Earnings Report – March 31, 2020

Dear Shareholders:

All aspects of the economy and, quite frankly, most facets of everyday life have recently been thrown into turmoil so it’s challenging to find an appropriate starting point with this quarter’s earnings release. However, the past couple of months have brought perspective and focus on the truly important elements of life so, above all, I hope this report finds you and your family well and healthy. Provided below are our financial results for the quarter and a summary of our response to COVID-19 in the context of our four primary stakeholder groups; shareholders, customers, employees, and communities.

Shareholders: Year-to-date net income was $1.8 million for the period ending March 31, 2020 compared to $2.8 million for the period ending March 31, 2019. Year-to-date diluted earnings per share was $0.30 and $0.47, for March 31, 2020 and 2019, respectively. Total assets were $1.14 billion as of March 31, 2020 compared to $1.09 billion as of March 31, 2019. The primary driver behind the decrease in earnings from year-to-year was a $1.5 million increase in provision for loan loss expense. Absent the increase in provision expense, we would have been approximately flat year-over-year. The increase in the provision expense was a result of our best effort to analyze the negative economic impact of COVID-19. There is a tremendous amount of economic uncertainty which will persist for many months to come and will likely impact loan quality. We remain well capitalized but, like the rest of the banking industry, we do expect downward pressure on earnings for 2020 and potentially beyond, based on indeterminate asset quality and net interest margin compression.

Customers: We recognize COVID-19 is impacting consumer and commercial customers so we designed programs to support both groups during this trying time. In March, we announced a Skip-a-Pay promotion for our consumer loan customers allowing them to defer loan payments for three months. Since mid-March we have worked with commercial and residential loan customers most impacted by this economic recession for principal and/or interest deferments ranging from three to twelve months. Since early April, we have worked with commercial customers applying for the U.S. Small Business Administration Paycheck Protection Program loans. In addition to these loan assistance programs, we have temporarily reduced certain checking account fees.

Employees: We value the health of our employees and customers and have followed the state and local safety guidelines. In mid-March, we instituted distanced working arrangements which allows certain employees to work remotely and provides more physical space for others while at work. At the same time, we transitioned our branches to drive-thru only service with lobby access by appointment. This combination of remote employees, increased social distancing, and drive-thru service has allowed us to continue operating without interruption while mitigating the spread of COVID-19 within our communities and employees.

Communities: The wellbeing of a community bank is closely tied to the wellbeing of the communities in which it serves. In mid-March we increased our corporate donations to non-profit groups serving those most in need within our communities. In addition, we remain on track to open our newest branch, Tates Creek Centre Lexington, by mid-summer. This will increase our presence in Lexington which is the largest market we serve, providing more convenient access for existing customers and potential customers.

The coming quarters will be challenging quarters from a financial prospective, but as always, we will strive for the long-term best interest of our shareholders, customers, and employees. Thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	3/31/2020	3/31/2019	Change

Assets
Cash & Due From Banks	$37,474	$37,676	(0.5)%
Federal Funds Sold	292	230	27.0
Interest Bearing Time Deposits	2,375	2,175	9.2
Securities	247,187	297,969	(17.0)
Loans Held for Sale	4,990	1,282	289.2
Loans	778,327	687,484	13.2
Reserve for Loan Losses	9,916	7,882	25.8
Net Loans	768,411	679,602	13.1
Bank Owned Life Insurance	18,308	10,282	78.1
Other Assets	64,341	57,757	11.4
Total Assets	$1,143,378	$1,086,973	5.2%

Liabilities & Stockholders' Equity
Deposits
Demand	$243,073	$241,400	0.7%
Savings & Interest Checking	394,973	417,701	(5.4)
Certificates of Deposit	215,171	185,037	16.3
Total Deposits	853,217	844,138	1.1
Repurchase Agreements	5,410	6,604	(18.1)
Other Borrowed Funds	146,142	111,556	31.0
Other Liabilities	20,822	12,966	60.6
Total Liabilities	1,025,591	975,264	5.2
Stockholders' Equity	117,787	111,709	5.4
Total Liabilities & Stockholders' Equity	$1,143,378	$1,086,973	5.2%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Three Months Ending
			Percentage
	3/31/2020	3/31/2019	Change
Interest Income	$11,135	$11,179	(0.4)%
Interest Expense	2,143	2,240	(4.3)
Net Interest Income	8,992	8,939	0.6
Loan Loss Provision	1,625	125	1200.0
Net Interest Income After Provision	7,367	8,814	(16.4)
Other Income	3,562	3,000	18.7
Other Expenses	9,230	8,765	5.3
Income Before Taxes	1,699	3,049	(44.3)
Income Taxes	(52)	238	(121.8)
Net Income	$1,751	$2,811	(37.7)%

Selected Ratios
Return on Average Assets	0.62%	1.04%
Return on Average Equity	5.77	10.39

Earnings Per Share	$0.30	$0.47
Earnings Per Share - assuming dilution	0.30	0.47
Cash Dividends Per Share	0.18	0.17
Book Value Per Share	19.81	18.68
Tangible Book Value Per Share	17.43	16.30

Market Price	High	Low	Close
First Quarter '20	$24.00	$15.50	$17.60
Fourth Quarter '19	$23.50	$23.11	$23.50